Exhibit 99.1

News Release
For Release October 18, 2023
9:00 A.M.

Contact: (803) 951- 2265
D. Shawn Jordan, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Third Quarter Results and Cash Dividend

Highlights for Third Quarter of 2023

•	Net income of $1.756 million.
•	Diluted EPS of $0.23 per common share for the quarter and $1.12 year-to-date through September 30, 2023.
•	Total loans increased during the third quarter by $59.5 million, an annualized growth rate of 22.9%. Loan growth during the last twelve months was $141.4 million, a 14.9% growth rate.
•	Total deposits increased during the third quarter by $71.3 million, an annualized growth rate of 19.9%. Excluding brokered deposits, the increase was $23.0 million, an annualized growth rate of 6.5%.
•	Investment advisory line of business revenue of $1.187 million.
•	Strong credit quality metrics with non-performing assets (NPAs) ratio of 0.04%, past due ratio of 0.06% and net loan recoveries excluding overdrafts of $11 thousand during the third quarter, with a year-to-date net loan recoveries excluding overdrafts of $40 thousand.
•	Cash dividend of $0.14 per common share, which is the 87th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – October 18, 2023 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2023 of $1.756 million as compared to $3.327 million in the second quarter of 2023 and $3.951 million in the third quarter of 2022. Diluted earnings per common share were $0.23 for the third quarter of 2023 as compared to $0.43 for the second quarter of 2023 and $0.52 for the third quarter of 2022. Pre-tax pre-provision earnings during the third quarter of 2023 were $2.694 million. This compares to pre-tax pre-provision earnings of $5.050 million for third quarter of 2022 and $4.433 million for the second quarter of 2023.

Year-to-date through September 30, 2023 net income was $8.546 million compared to $10.570 million during the first nine months of 2022. Diluted earnings per share for the first nine months of 2023 were $1.12, compared to $1.39 during the same time period in 2022. Pre-tax pre-provision earnings through September 30, 2023 were $11.623 million. This compares to pre-tax pre-provision earnings of $13.075 million for the same period in 2022.

During the third quarter of 2023, the company sold $39.9 million of book value U.S. Treasuries in its available-for-sale portfolio. While this sale created a one-time pre-tax loss of $1.2 million, it provided additional liquidity which is being used to pay down borrowings and fund loan growth. The weighted average book yield of the securities sold was 1.75% and the projected earn back period is 1.6 years. This transitions the balance sheet to be more efficient, improves net interest margin, and positions the company for higher earnings in the future.

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the third quarter of 2023. The company will pay a $0.14 per share dividend to holders of the company’s common stock. This dividend is payable November 14, 2023 to shareholders of record as of October 31, 2023. Mike Crapps, First Community President and CEO, commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 87th consecutive quarter.”

As previously announced, the company’s Board of Directors has approved a share repurchase plan that provides for the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the company’s 7,600,023 shares outstanding on September 30, 2023. Under the repurchase plan, the company may repurchase shares from time to time. No shares have been repurchased under this plan.

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2023, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.63%, 12.47%, and 13.50%, respectively. This compares to the same ratios as of September 30, 2022 of 8.53%, 13.42%, and 14.49%, respectively. As of September 30, 2023, the bank’s Common Equity Tier I ratio was 12.47% compared to 13.42% at September 30, 2022. Further, the company’s Tangible Common Equity to Tangible Assets (TCE) ratio was 6.09% as of September 30, 2023 compared to 6.03% as of September 30, 2022.

Tangible Book Value (TBV) per common share was $14.25 at September 30, 2023, compared to $14.33 as of June 30, 2023, and $13.03 as of September 30, 2022. Excluding Accumulated Other Comprehensive Loss (AOCL), TBV per common share increased in the quarter to $18.60 at September 30, 2023, from $18.48 at June 30, 2023, and $17.43 at September 30, 2022.

Asset Quality

Asset quality metrics remained strong as of September 30, 2023. The non-performing assets ratio for the third quarter was 0.04% of total assets and a total past due ratio of 0.06% of total loans. Net loan recoveries excluding overdrafts for the quarter were $11 thousand and the year-to-date through September 30, 2023 net loan recoveries excluding overdrafts were $40 thousand. The ratio of classified loans plus OREO now stands at 1.17% of total bank regulatory risk-based capital as of September 30, 2023.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans.

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$89,728,572	8.2%	$1,043,355	55%
Warehouse & Industrial	$75,258,480	6.9%	$827,016	58%
Office	$64,071,352	5.9%	$719,903	62%
Hotel	$58,607,430	5.4%	$3,084,602	63%

It is worth noting that in our office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $10.4 million in loan outstandings and have a weighted average loan-to-value of 33%.

Balance Sheet

Total loans increased during the third quarter by $59.5 million to $1.092 billion at September 30, 2023, compared to $1.032 billion at June 30, 2023, which is an annualized growth rate of 22.9%. Commercial loan production was $52.5 million and advances from unfunded commercial construction loans available for draws was $25.9 million during the third quarter of 2023. Loan payoffs and paydowns were down slightly on a linked quarter basis and were down approximately 61% compared to the third quarter of 2022. First Community Bank President Ted Nissen noted, “The strong loan growth that we have experienced in 2023 continued through the third quarter as we benefited from new production and advances in unfunded commercial construction loans along with lower payoffs and paydowns.”

Total deposits increased $71.3 million during the third quarter to $1.492 billion at September 30, 2023 compared to $1.421 billion at June 30, 2023. Pure deposits, which are defined as total deposits less certificates of deposits, were relatively flat on a linked quarter with $1.289 billion at September 30, 2023 compared to $1.291 billion at June 30, 2023. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $67.2 million at September 30, 2023, compared to $72.1 million at June 30, 2023. To secure a cost effective stable funding source, during the third quarter of 2023, the company issued $48.2 million in brokered certificates of deposit ranging in terms from six months to three years, with the three year term callable after six months. Excluding these brokered deposits, total deposits increased $23.1 million during the quarter. Costs of deposits were 1.32% in the third quarter of 2023 compared to 0.97% in the second quarter of the year. Excluding the brokered deposits, the cost of deposits was 1.28% in the third quarter of 2023. Cost of funds increased on a linked quarter basis to 1.64% in the third quarter of 2023 from 1.34% in the second quarter of the year. The cumulative cycle deposit beta for cost of deposits is 26.67% and for cost of funds is 31.05%. Non-interest bearing deposits remained relatively flat on a linked quarter basis at $450.7 million or 31.2% of total deposits (excluding the brokered deposits). Mr. Crapps commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the third quarter of 2023, we continued to experience pressure on interest rates for interest bearing deposits as a result of the rising rate environment, and thus we saw increases in our cost of deposits and cost of funds. Notably, while there has been some modest change in the mix, our total deposits increased 5.0% on a linked quarter which is 19.9% annualized.”

As of September 30, 2023, the bank had uninsured deposits of $429.7 million, or 28.8%, of total bank deposits. Of those uninsured deposits, $85.7 million, or 5.74%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $344.0 million, or 23.1%, of total deposits at September 30, 2023. The average balance of all customer deposit accounts as of September 30, 2023 was $27,978. The average balance for consumer accounts was $14,997 and for non-consumer accounts was $62,437. All of the above points to the granularity and the quality of the bank’s deposit franchise.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $69.7 million at September 30, 2023 compared to $28.7 million at June 30, 2023. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $85.0 million with four financial institutions and $10.0 million through the Federal Reserve Discount Window. There were no borrowings against these lines of credit as of September 30, 2023.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of September 30, 2023, the bank had FHLB advances of $80.0 million. Therefore, having remaining credit availability under this facility in excess of $355.1 million, subject to collateral requirements.

Combined, the company has total remaining credit availability in excess of $450.1 million as compared to uninsured deposits (excluding deposits secured or collateralized as noted above) of $344.0 million.

The investment portfolio was $506.8 million at September 30, 2023 compared to $555.9 million at June 30, 2023. The yield increased to 3.42% during the third quarter of 2023 as compared to 3.27% in the second quarter of 2023. The effective duration of the available-for-sale portfolio is 3.04 at September 30, 2023. AOCL increased to $33.1 million at September 30, 2023 from $31.5 million at June 30, 2023 due to an increase in market interest rates.

Mr. Crapps commented, “We are extremely excited about the success in the growth of our loan portfolio during the third quarter. This is reflective of the hard work of our team and the high quality of our customers and markets. Additionally, our successful deposit franchise continues to be a strength for our company as demonstrated by the stability of our deposit base during the third quarter.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the third quarter was $12.103 million, compared to $12.137 million in the second quarter of 2023 and $12.794 million for the third quarter of 2022. Third quarter net interest margin, on a tax equivalent basis, was 2.96% compared to net interest margin of 3.02% in the second quarter of 2023. The contraction in net interest margin was expected as the increased cost of deposits and cost of funds outpaced the improvement in our average earning asset yield. It is notable that the six basis point contraction this quarter compares favorably to the contraction in the second and first quarters of this year of 17 and 23 basis points, respectively.

As previously discussed, effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $626 thousand during the third quarter and $962 thousand through September 30, 2023. Loan yields and net interest margin both benefitted with an increase of 25 basis points and 16 basis points, respectively during the third quarter and 13 basis points and eight basis points, respectively, through September 30, 2023.

Non-Interest Income

Total non-interest income was $1.864 million in the third quarter of 2023 compared to $3.051 million in the second quarter of the year and $2.673 million in the third quarter of 2022. Excluding the loss on the sale of securities discussed above, the total non-interest income for the third quarter of 2023 was $3.113 million.

Total production in the mortgage line of business in the second quarter of 2023 was $41.7 million which was comprised of $17.3 million in secondary market loans, $11.4 million in adjustable rate mortgages (ARMs) and $13.0 million in construction loans. Fee revenue associated with the secondary market loans was $508 thousand in the third quarter of 2023 with a gain-on-sale margin of 2.93%. This compares to production on a linked quarter of $32.3 million which was comprised of $12.9 million in secondary market loans, $5.7 million in ARMs, and $13.7 million in construction loans. Fee revenue associated with the secondary market loans in the second quarter of 2023 was $371 thousand with a gain-on-sale margin of 2.87%. Mr. Crapps noted, “We saw improvement in secondary market loans in the third quarter of the year and the bank also continues to have success with its adjustable rate mortgage and construction loan products. While we are still experiencing the headwinds of a higher interest rate environment and low housing inventory, we are encouraged by the trends we are seeing this quarter.”

Total assets under management (AUM) in the investment advisory line of business were $674.5 million at September 30, 2023 compared to $675.4 million at June 30, 2023 and $558.8 million at December 31, 2022. Revenue in this line of business was $1.187 million in the third quarter of 2023, compared to $1.081 million in the second quarter of the year which is an increase of 9.8% on a linked quarter, and compared to $1.053 million in the third quarter of 2022 which is an increase of 12.7% year-over-year.

Non-Interest Expense

Non-interest expense was $11.273 million in the third quarter of 2023, up $518 thousand over the second quarter of 2023. Marketing expense was $239 thousand higher on a linked quarter due to a more extensive media schedule during the period. Other expense was up $132 thousand in the third quarter of 2023 primarily due to higher than normal fraud losses of $230 thousand during the quarter, which is discussed in detail below. This increase in fraud losses was partially offset by lower expenses on a linked quarter basis in other categories in Other expense. Salaries and Benefits expense was $105 thousand higher on a linked quarter primarily due to higher salary and benefit costs in the mortgage line of business related to the previously discussed increased mortgage production. Other Real Estate Expense was up $51 thousand in the third quarter over the second quarter of the year which had a benefit of $30 thousand from the recovery related to the resolution of a non-accrual loan relationship.

The company experienced an extraordinary spike in mail check fraud losses during the third quarter.  Historically, fraud losses for the bank have been well under those of peers.  The company believes this recent spike, with over three times the normal customer-reported incidences, is directly related to confirmed local mail thefts within the bank’s markets, as well as fraudsters targeting smaller counterfeit check amounts to avoid early detection. The bank’s current case volumes, as reported by customers, suggest that the spike has abated.  However, because fraud risk is ever evolving, the bank has responded with countermeasures including deploying additional resources, and conducting a formal customer education marketing campaign called “THINK TWICE”, which requests customers who have been a victim of fraud to enhance their check authorization processes and upgrade to the bank’s current fraud detection system.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “future” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which may affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) FDIC assessment which has increased and may continue to increase our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022

Total Assets	$1,793,722	$1,740,982	$1,735,398	$1,672,946	$1,651,829
Other Short-term Investments and CD’s1	69,703	28,710	60,597	12,937	17,244
Investment Securities
Investments Held-to-Maturity	219,903	221,429	223,137	228,701	233,301
Investments Available-for-Sale	280,549	328,239	336,457	331,862	338,350
Other Investments at Cost	6,305	6,208	5,768	4,191	1,929
Total Investment Securities	506,757	555,876	565,362	564,754	573,580
Loans Held-for-Sale	5,509	4,195	1,312	1,779	1,758
Loans
Paycheck Protection Program (PPP) Loans	170	179	200	219	238
Non-PPP Loans	1,091,475	1,031,986	992,520	980,638	949,972
Total Loans	1,091,645	1,032,165	992,720	980,857	950,210
Allowance for Credit Losses - Investments	32	37	42	—	—
Allowance for Credit Losses - Loans	11,818	11,554	11,420	11,336	11,315
Allowance for Credit Losses - Unfunded Commitments	643	429	382	—	—
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	643	682	722	761	801
Total Deposits	1,492,026	1,420,753	1,420,157	1,385,382	1,436,256
Securities Sold Under Agreements to Repurchase	67,173	72,103	76,975	68,743	73,659
Federal Funds Purchased	—	—	—	22,000	—
Federal Home Loan Bank Advances	80,000	95,000	85,000	50,000	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Shareholders’ Equity	123,601	124,148	123,581	118,361	114,145

Book Value Per Common Share	$16.26	$16.35	$16.29	$15.62	$15.07
Tangible Book Value Per Common Share	$14.25	$14.33	$14.26	$13.59	$13.03
Tangible Book Value Per Common Share excluding Accumulated Other Comprehensive Income (Loss)	$18.60	$18.48	$18.15	$17.86	$17.43
Equity to Assets	6.89%	7.13%	7.12%	7.08%	6.91%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.09%	6.31%	6.29%	6.21%	6.03%
TCE Ratio excluding Accumulated Other Comprehensive Income (Loss)	7.80%	7.99%	7.87%	8.01%	7.90%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	73.53%	72.94%	69.99%	70.93%	66.28%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	73.17%	72.65%	69.90%	70.80%	66.16%
Allowance for Credit Losses - Loans/Loans	1.08%	1.12%	1.15%	1.16%	1.19%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.63%	8.63%	8.68%	8.63%	8.53%
Tier 1 Capital Ratio	12.47%	13.29%	13.55%	13.49%	13.42%
Total Capital Ratio	13.50%	14.35%	14.63%	14.54%	14.49%
Common Equity Tier 1 Capital Ratio	12.47%	13.29%	13.55%	13.49%	13.42%
Tier 1 Regulatory Capital	$151,360	$150,414	$147,877	$145,578	$142,305
Total Regulatory Capital	$163,853	$162,434	$159,721	$156,914	$153,620
Common Equity Tier 1 Capital	$151,360	$150,414	$147,877	$145,578	$142,305

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

Average Total Assets	$1,744,670	$1,667,737	$1,725,855	$1,644,803
Average Loans (Includes Loans Held-for-Sale)	1,065,698	938,318	1,023,428	903,989
Average Investment Securities	533,094	581,044	553,496	571,131
Average Short-term Investments and CDs[1]	29,468	37,529	34,057	59,071
Average Earning Assets	1,628,260	1,556,891	1,610,981	1,534,191
Average Deposits	1,432,823	1,449,951	1,408,074	1,417,855
Average Other Borrowings	171,304	86,602	180,051	90,361
Average Shareholders’ Equity	125,077	119,001	123,008	124,038

Asset Quality:	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Loan Risk Rating by Category (End of Period)
Special Mention	$550	$565	$646	$557	$596
Substandard	1,241	1,312	5,306	6,082	6,539
Doubtful	—	—	—	—	—
Pass	1,089,854	1,030,288	986,768	974,218	943,075
Total Loans	$1,091,645	$1,032,165	$992,720	$980,857	$950,210
Nonperforming Assets
Non-accrual Loans	$61	$82	$4,126	$4,895	$4,875
Other Real Estate Owned and Repossessed Assets	666	927	934	934	984
Accruing Loans Past Due 90 Days or More	3	1	—	2	30
Total Nonperforming Assets	$730	$1,010	$5,060	$5,831	$5,889
Accruing Trouble Debt Restructurings	$81	$84	$86	$88	$91

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Loans Charged-off	$21	$1	$24	$4
Overdrafts Charged-off	13	13	46	43
Loan Recoveries	(32)	(89)	(64)	(352)
Overdraft Recoveries	(2)	(2)	(11)	(8)
Net Charge-offs (Recoveries)	$—	$(77)	$(5)	$(313)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.00%	(0.03%)	(0.00%)	(0.05%)

2 Annualized

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2023	2022	2023	2022	2023	2022	2023	2022

Interest income	$18,734	$13,352	$17,497	$11,513	$15,890	$11,195	$52,121	$36,060
Interest expense	6,631	558	5,360	462	3,533	462	15,524	1,482
Net interest income	12,103	12,794	12,137	11,051	12,357	10,733	36,597	34,578
Provision for (release of) credit losses	474	18	186	(70)	70	(125)	730	(177)
Net interest income after provision for (release of) credit losses	11,629	12,776	11,951	11,121	12,287	10,858	35,867	34,755
Non-interest income
Deposit service charges	240	243	220	262	232	265	692	770
Mortgage banking income	508	290	371	481	155	839	1,034	1,610
Investment advisory fees and non-deposit commissions	1,187	1,053	1,081	1,195	1,067	1,198	3,335	3,446
Gain (loss) on sale of securities	(1,249)	—	—	—	—	—	(1,249)	—
Gain (loss) on sale of other assets	46	—	105	(45)	—	—	151	(45)
Other non-recurring income	—	—	121	5	—	4	121	9
Other	1,132	1,087	1,153	1,111	1,121	1,068	3,406	3,266
Total non-interest income	1,864	2,673	3,051	3,009	2,575	3,374	7,490	9,056
Non-interest expense
Salaries and employee benefits	6,613	6,373	6,508	6,175	6,331	6,119	19,452	18,667
Occupancy	776	786	813	786	830	705	2,419	2,277
Equipment	416	331	377	329	336	332	1,129	992
Marketing and public relations	609	163	370	446	346	361	1,325	970
FDIC assessment	211	121	221	105	182	130	614	356
Other real estate expenses	21	19	(30)	29	(133)	47	(142)	95
Amortization of intangibles	39	39	40	40	39	39	118	118
Other	2,588	2,585	2,456	2,278	2,505	2,221	7,549	7,084
Total non-interest expense	11,273	10,417	10,755	10,188	10,436	9,954	32,464	30,559
Income before taxes	2,220	5,032	4,247	3,942	4,426	4,278	10,893	13,252
Income tax expense	464	1,081	920	812	963	789	2,347	2,682
Net income	$1,756	$3,951	$3,327	$3,130	$3,463	$3,489	$8,546	$10,570

Per share data
Net income, basic	$0.23	$0.52	$0.44	$0.42	$0.46	$0.46	$1.13	$1.40
Net income, diluted	$0.23	$0.52	$0.43	$0.41	$0.45	$0.46	$1.12	$1.39

Average number of shares outstanding - basic	7,571,994	7,531,104	7,564,928	7,526,284	7,555,080	7,518,375	7,563,609	7,525,301
Average number of shares outstanding - diluted	7,654,962	7,607,909	7,654,817	7,607,349	7,644,440	7,594,840	7,648,934	7,603,499
Shares outstanding period end	7,600,023	7,572,517	7,593,759	7,566,633	7,587,763	7,559,760	7,600,023	7,572,517

Return on average assets	0.40%	0.94%	0.77%	0.76%	0.83%	0.87%	0.66%	0.86%
Return on average common equity	5.57%	13.17%	10.75%	10.82%	11.70%	10.31%	9.29%	11.39%
Return on average tangible common equity	6.35%	15.14%	12.26%	12.48%	13.42%	11.63%	10.61%	13.02%
Net interest margin (non taxable equivalent)	2.95%	3.26%	3.00%	2.90%	3.17%	2.87%	3.04%	3.01%
Net interest margin (taxable equivalent)	2.96%	3.29%	3.02%	2.93%	3.19%	2.91%	3.06%	3.05%
Efficiency ratio[1]	74.01%	66.78%	71.52%	71.60%	69.43%	69.93%	71.66%	69.36%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding loss on sale of securities, gain (loss) on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Three months ended September 30, 2023			Three months ended September 30, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$173	$1	2.29%	$244	$1	1.63%
Non-PPP loans	1,065,525	13,803	5.14%	938,074	10,099	4.27%
Total loans	1,065,698	13,804	5.14%	938,318	10,100	4.27%
Non-taxable securities	50,569	366	2.87%	52,732	385	2.90%
Taxable securities	482,525	4,229	3.48%	528,312	2,673	2.01%
Int bearing deposits in other banks	29,468	335	4.51%	37,486	194	2.05%
Fed funds sold	—	—	NA	43	—	0.00%
Total earning assets	1,628,260	18,734	4.56%	1,556,891	13,352	3.40%
Cash and due from banks	25,782			25,033
Premises and equipment	31,078			32,016
Goodwill and other intangibles	15,300			15,457
Other assets	56,044			49,587
Allowance for credit losses - investments	(37)			—
Allowance for credit losses - loans	(11,757)			(11,247)
Total assets	$1,744,670			$1,667,737

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$297,926	$519	0.69%	$335,648	$48	0.06%
Money market accounts	378,931	2,866	3.00%	320,202	156	0.19%
Savings deposits	126,071	72	0.23%	167,302	23	0.05%
Time deposits	182,252	1,320	2.87%	144,338	105	0.29%
Fed funds purchased	1,587	20	5.00%	262	3	4.54%
Securities sold under agreements to repurchase	71,492	446	2.48%	71,376	32	0.18%
FHLB Advances	83,261	1,079	5.14%	—	—	NA
Other long-term debt	14,964	309	8.19%	14,964	191	5.06%
Total interest-bearing liabilities	1,156,484	6,631	2.27%	1,054,092	558	0.21%
Demand deposits	447,643			482,461
Allowance for credit losses - unfunded commitments	431			—
Other liabilities	15,035			12,183
Shareholders’ equity	125,077			119,001
Total liabilities and shareholders’ equity	$1,744,670			$1,667,737

Cost of deposits, including demand deposits			1.32%			0.09%
Cost of funds, including demand deposits			1.64%			0.14%
Net interest spread			2.28%			3.19%
Net interest income/margin		$12,103	2.95%		$12,794	3.26%
Net interest income/margin (tax equivalent)		$12,165	2.96%		$12,925	3.29%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2023			Nine months ended September 30, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$191	$4	2.80%	$368	$48	17.44%
Non-PPP loans	1,023,237	37,273	4.87%	903,621	28,359	4.20%
Total loans	1,023,428	37,277	4.87%	903,989	28,407	4.20%
Non-taxable securities	50,950	1,109	2.91%	52,480	1,140	2.90%
Taxable securities	502,546	12,513	3.33%	518,651	6,126	1.58%
Int bearing deposits in other banks	34,016	1,221	4.80%	59,050	387	0.88%
Fed funds sold	41	1	3.26%	21	—	0.00%
Total earning assets	1,610,981	52,121	4.33%	1,534,191	36,060	3.14%
Cash and due from banks	25,760			27,295
Premises and equipment	31,257			32,391
Goodwill and other intangibles	15,339			15,496
Other assets	54,122			46,658
Allowance for credit losses - investments	(41)			—
Allowance for credit losses - loans	(11,563)			(11,228)
Total assets	$1,725,855			$1,644,803

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$310,598	$1,115	0.48%	$336,584	$138	0.05%
Money market accounts	350,109	6,424	2.45%	309,717	384	0.17%
Savings deposits	137,529	193	0.19%	155,856	65	0.06%
Time deposits	156,954	2,430	2.07%	149,559	387	0.35%
Fed funds purchased	1,471	53	4.82%	88	3	4.56%
Securities sold under agreements to repurchase	76,129	1,165	2.05%	75,309	79	0.14%
FHLB Advances	87,487	3,271	5.00%	—	—	NA
Other long-term debt	14,964	873	7.80%	14,964	426	3.81%
Total interest-bearing liabilities	1,135,241	15,524	1.83%	1,042,077	1,482	0.19%
Demand deposits	452,884			466,139
Allowance for credit losses - unfunded commitments	404			—
Other liabilities	14,318			12,549
Shareholders’ equity	123,008			124,038
Total liabilities and shareholders’ equity	$1,725,855			$1,644,803

Cost of deposits, including demand deposits			0.96%			0.09%
Cost of funds, including demand deposits			1.31%			0.13%
Net interest spread			2.50%			2.95%
Net interest income/margin		$36,597	3.04%		$34,578	3.01%
Net interest income/margin (tax equivalent)		$36,833	3.06%		$34,969	3.05%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible book value per common share	2023	2023	2023	2022	2022
Tangible common equity per common share (non-GAAP)	$14.25	$14.33	$14.26	$13.59	$13.03
Effect to adjust for intangible assets	2.01	2.02	2.03	2.03	2.04
Book value per common share (GAAP)	$16.26	$16.35	$16.29	$15.62	$15.07
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.09%	6.31%	6.29%	6.21%	6.03%
Effect to adjust for intangible assets	0.80%	0.82%	0.83%	0.87%	0.88%
Common equity to assets (GAAP)	6.89%	7.13%	7.12%	7.08%	6.91%

Tangible book value per common share excluding accumulated other comprehensive loss	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Tangible common equity per common share excluding accumulated other comprehensive loss (non-GAAP)	$18.60	$18.48	$18.15	$17.86	$17.43
Effect to adjust for intangible assets and accumulated other comprehensive loss	(2.34)	(2.13)	(1.86)	(2.24)	(2.36)
Book value per common share (GAAP)	$16.26	$16.35	$16.29	$15.62	$15.07
Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive loss
Tangible common equity to tangible assets excluding accumulated other comprehensive loss (non-GAAP)	7.80%	7.99%	7.87%	8.01%	7.90%
Effect to adjust for intangible assets and accumulated other comprehensive loss	(0.91)%	(0.86)%	(0.75)%	(0.93)%	(0.99)%
Common equity to assets (GAAP)	6.89%	7.13%	7.12%	7.08%	6.91%

Return on average tangible common equity	Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Nine months ended September 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Return on average tangible common equity (non-GAAP)	6.35%	15.14%	12.26%	12.48%	13.42%	11.63%	10.61%	13.02%
Effect to adjust for intangible assets	(0.78)%	(1.97)%	(1.51)%	(1.66)%	(1.72)%	(1.32)%	(1.32)%	(1.63)%
Return on average common equity (GAAP)	5.57%	13.17%	10.75%	10.82%	11.70%	10.31%	9.29%	11.39%

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
Pre-tax, pre-provision earnings	2023	2023	2022	2023	2022
Pre-tax, pre-provision earnings (non-GAAP)	$2,694	$4,433	$5,050	$11,623	$13,075
Effect to adjust for pre-tax, pre-provision earnings	(938)	(1,106)	(1,099)	(3,077)	(2,505)
Net Income (GAAP)	$1,756	$3,327	$3,951	$8,546	$10,570

	September 30,	June 30,	Growth	Annualized Growth
Loans and loan growth	2023	2023	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$1,091,475	$1,031,986	$59,489	22.9%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$1,091,475	$1,031,986	$59,489	22.9%
PPP Loans	170	179	(9)	(19.9)%
Total Loans (GAAP)	$1,091,645	$1,032,165	$59,480	22.9%

	September 30,	September 30,	Growth	Annualized Growth
Loans and loan growth	2023	2022	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$1,091,475	$949,972	$141,503	14.9%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$1,091,475	$949,972	$141,503	14.9%
PPP Loans	170	238	(68)	(28.6)%
Total Loans (GAAP)	$1,091,645	$950,210	$141,435	14.9%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Tangible book value per common share excluding accumulated other comprehensive loss,” “Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive loss,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Tangible book value per common share excluding accumulated other comprehensive loss” is defined as total equity reduced by recorded intangible assets and accumulated other comprehensive loss divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive loss” is defined as total common equity reduced by recorded intangible assets and accumulated other comprehensive loss divided by total assets reduced by recorded intangible assets and accumulated other comprehensive loss.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.